SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)
                                (Amendment No. 7)


                       MERRILL MERCHANTS BANCSHARES, INC.
                       ----------------------------------
                                (Name of Issuer)

            COMMON STOCK, $1.00 PAR VALUE PER SHARE ("COMMON STOCK")
            --------------------------------------------------------
                         (Title of Class of Securities)

                                    59021H103
                                    ---------
                                 (CUSIP Number)

                                 AUGUST 14, 1998
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  59021H103                 13G                       Page 1 of 3 Pages
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1           NAME OF REPORTING PERSON
            SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

            THE BULLOCK FAMILY TRUST, WILLIAM C. BULLOCK, JR. TRUSTEE

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2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [ ]
            (b) [ ]
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3           SEC USE ONLY

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4           CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
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                            5        SOLE VOTING POWER
        NUMBER OF                    207,821
          SHARES            ----------------------------------------------------
       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY                    NONE
           EACH             ----------------------------------------------------
        REPORTING           7        SOLE DISPOSITIVE POWER
          PERSON                     207,821
           WITH             ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                     NONE
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            207,821
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10          CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

            [ ]
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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.0%
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12          TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 2 of 3 Pages

Item 1(a).   Name of Issuer:
             MERRILL MERCHANTS BANCSHARES, INC.

Item 1(b).   Address of Issuer's Principal Executive Office:
             201 MAIN STREET
             BANGOR, ME  04402-0925

Item 2(a).   Name of Person Filing:
             THE BULLOCK FAMILY TRUST, WILLIAM C. BULLOCK, JR. TRUSTEE

Item 2(b).   Address of Principal Business Office:
             201 MAIN STREET
             BANGOR, ME 04402-0925

Item 2(c).   Citizenship:
             UNITED STATES

Item 2(d).   Title of Class of Securities:
             COMMON STOCK, $1.00 PAR VALUE PER SHARE ("COMMON STOCK")

Item 2(e).   CUSIP Number:
             59021H103

Item 3.      Not Applicable

Item 4.      Ownership:
             (a) Amount Beneficially Owned

             Common Stock
             The Bullock Family Trust, William C. Bullock, Jr. Trustee   207,821

             (b) Percent of Class                                           6.0%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote          207,821
                 (ii)  shared power to vote or to direct the vote            n/a
                 (iii) sole power to dispose or to direct disposition of 207,821
                 (iv)  shared power to dispose or to direct disposition of   n/a


Item 5.      Ownership of Five Percent or Less of a Class:
             NOT APPLICABLE

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:
             NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
             NOT APPLICABLE

Item 8.      Identification and Classification of Members of the Group:
             NOT APPLICABLE

Item 9.      Notice of Dissolution of Group:
             NOT APPLICABLE

                                                               Page 3 of 3 Pages

Item 10.     Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2006
-----------------
Date

/s/ The Bullock Family Trust, William C. Bullock Jr. Trustee
------------------------------------------------------------
Signature

The Bullock Family Trust, William C. Bullock Jr., Trustee
---------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)